Exhibit 10.3

IEC Electronics Corp.

Summary of Long-Term Incentive Plan for Fiscal 2014 (“2014 LTIP”)

The 2014 LTIP provides for awards of restricted stock (“Awards”) to be made under the Company’s 2010 Omnibus Incentive Compensation Plan ("2010 Plan"), to enable and encourage the participants to increase their ownership in the Company by rewarding achievement of a high level of corporate financial performance through opportunities to participate in stockholder gains. The Chief Executive Officer (the "CEO") and the Executive Vice President (“EVP”) are participants (“Participants”) in the 2014 LTIP. The Company’s Chief Financial Officer is not eligible for Awards under the 2014 MIP. The 2014 MIP was finalized by the Compensation Committee on November 13, 2013.

The 2014 LTIP measures Company performance over a one-year fiscal period. Awards are paid out at the end of the fiscal period based on the attainment of a revenue growth performance goal ("Goal"), pre-established by the Compensation Committee.

The Compensation Committee also has established:

(i) a minimum plan entry performance level (“Minimum”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii) a target goal (the “Target”) based on the Company budget.

If the Goal is achieved at the Target level, Awards will be earned by the Participants with a value equal to 60% of base salary for the CEO and 55% of base salary for the EVP. If performance is less than Target but at least the Minimum with respect to the Goal, a payment less than the Award at Target will be paid to the applicable Participant, pro rated between a payment of 10% of base salary applicable to achievement at the Minimum and such Participant’s potential Award at Target. If the Target for a Goal is surpassed, the Award payable at Target will increase pro rata up to a cap of 200% of the Target level Award. The Compensation Committee has the right to review and consider performance above the 200% cap. No Award will be made if the applicable Minimum is not achieved.

The equivalent dollar value of each Award, as calculated based on the applicable percentage of base salary, is the “Calculated Value”. Each Award will be number of shares of restricted stock equal to the Calculated Award divided by the average closing price of the Company’s common stock on the NYSE MKT for all trading days falling within the period beginning July 1, 2014 and ending September 30, 2014.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Performance Goal has been achieved and approve the amount of the Equity Award to be paid to each Participant. However, the Compensation Committee with approval of the independent members of the Board of Directors in the case of the CEO, and the Compensation Committee in consultation with the CEO in the case of other Participants, may modify the Calculated Award by plus or minus up to 25%.

All Awards will be evidenced by an Award Agreement in the manner set forth in 2010 Plan. Each Award will be subject to a five-year period of restriction, during which period the restricted stock may not be sold or otherwise transferred. As to one half (1/2) of the restricted shares, the restrictions will lapse and the shares will vest on the date four (4) years after the effective date of the Award. As to the other one half (1/2) of the shares, the restrictions will lapse and the shares will vest on the date five (5) years after the effective date of the Award. If a Participant's employment with the Company is terminated for any reason whatsoever, other than death, disability, retirement or change in control, before the lapse of the restrictions, the unvested restricted stock will be deemed forfeited by the Participant and will be returned to or cancelled by the Company. The Award Agreements may contain such other terms and conditions deemed appropriate by the Compensation Committee. Such provisions need not be uniform among all grants of Awards among all Participants.

Awards earned as provided above will be granted within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2014, to become effective as of the first regular semi-annual date, established by the Compensation Committee, for grants of awards under the 2010 Plan that falls on or after that date (expected to be on or about February 15, 2015). In order to receive an Equity Award, a Participant must be an employee of the Company on the date such Equity Award is granted.

The Compensation Committee reserves the right in its discretion to modify or waive categories or goals. Among others, the Goal set forth in the 2014 LTIP is based upon the organic growth of the Company and does not reflect the impact of any acquisitions. The Compensation Committee will separately review the impact of non-operating events and acquisitions, if any.